Exhibit (12)(a)

WACHOVIA CORPORATION AND SUBSIDIARIES
COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

		Nine
		Months
		Ended	Years Ended December 31,
		Sept. 30,
(In millions)		2004	2003	2002	2001	2000	1999
EXCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations		$5,529	6,080	4,667	2,293	632	4,831
Fixed charges, excluding capitalized interest		1,827	2,309	2,414	3,734	4,963	3,751

Earnings	(A)	$7,356	8,389	7,081	6,027	5,595	8,582

Interest, excluding interest on deposits		$1,662	2,113	2,247	3,581	4,828	3,645
One-third of rents		165	196	167	153	135	106
Capitalized interest		—	—	—	—	—	—

Fixed charges (a)	(B)	$1,827	2,309	2,414	3,734	4,963	3,751

Consolidated ratios of earnings to fixed charges, excluding interest on deposits	(A)/(B)	4.03X	3.63	2.93	1.61	1.13	2.29

INCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations		$5,529	6,080	4,667	2,293	632	4,831
Fixed charges, excluding capitalized interest		3,820	4,669	5,844	8,478	10,232	7,805

Earnings	(C)	$9,349	10,749	10,511	10,771	10,864	12,636

Interest, including interest on deposits		$3,655	4,473	5,677	8,325	10,097	7,699
One-third of rents		165	196	167	153	135	106
Capitalized interest		—	—	—	—	—	—

Fixed charges (a)	(D)	$3,820	4,669	5,844	8,478	10,232	7,805

Consolidated ratios of earnings to fixed charges, including interest on deposits	(C)/(D)	2.45X	2.30	1.80	1.27	1.06	1.62

(a) The amount of fixed charges do not include other obligations which exist under Financial Accounting Standards Board Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”.